Exhibit 10.1

Amendment to Loan and Security Agreement

Borrower:	Motricity, Inc.

Address:	601 108th Avenue NE, Suite 900
Bellevue, Washington 98004

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of April 11, 2011 and is by and between SILICON VALLEY BANK (“Bank”) and MOTRICITY, INC. a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of June 27, 2007, as amended by that certain Amendment to Loan and Security Agreement dated as of April 13, 2009, as amended by that certain Amendment to Loan and Security Agreement dated as of September 25, 2009, as amended by that certain Loan and Security Agreement dated as of December 23, 2009, as amended by that certain Consent and Amendment Agreement dated as of June 7, 2010 and as modified by that certain Consent Agreement dated as of January 27, 2011 (as so amended and as otherwise modified from time to time being the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank extend the current maturity date to August 13, 2011 and make certain other modifications as set forth herein, and Bank is agreeable to Borrower’s request based on the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows effective as of the date hereof:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Modification of Section 6.9. Section 6.9 of the Loan Agreement is hereby amended to read as follows:

“6.9 Financial Covenants.

(a) Through the month end period of March 31, 2011 only:

(i) Tangible Net Worth. Borrower on a consolidated basis shall maintain at all times and tested as of the last day of each month), a minimum Tangible Net Worth of

(1) $17,000,000 for May 31, 2009;

(2) $16,000,000 for June 30, 2009;

(3) $13,750,000 for July 31, 2009;

(4) $13,500,000 for August 31, 2009

(5) $14,750,000 for September 30, 2009; and

(6) $14,000,000 for each month thereafter.

Further, each of the minimum amounts set forth above shall be increased by the following: (i) 50% of all consideration received by Borrower after September 30, 2008 from equity securities and Subordinated Debt transactions of the Borrower; plus (ii) 50% of all quarterly net income of Borrower after tax (excluding quarterly accretion expense), on a consolidated basis, provided that under no circumstance shall the Tangible Net Worth be reduced by virtue of a loss.

Increases in the Tangible Net Worth covenant based on (x) consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter; and (y) quarterly net income shall be deemed effective as of the end of the month coinciding with any such quarter end in which there has been positive net income; such increased amount shall continue in effect thereafter, subject to further increases based on subsequent quarterly net income amounts arising from time to time.

(ii) Maximum Unfunded Capital Expenditures. Borrower shall have a maximum aggregate amount of Unfunded Capital Expenditures for the 2010 fiscal year no greater than $6,000,000.

‘Unfunded Capital Expenditures’ means capital expenditures made from the Borrower’s funds other than borrowed funds. Capital expenditures made from Advances are deemed Unfunded Capital Expenditures.”

(b) Beginning with the month end of April 30, 2011 and as of the end of each month thereafter:

Adjusted Quick Ratio. Borrower, on a consolidated basis, shall maintain a ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue of at least 1.25 to 1.00.”

3. New Definitions. The following terms and their respective definitions are hereby added to Section 14.1 of the Loan Agreement and are deemed placed in their appropriate alphabetical order:

“ ‘Current Liabilities’ are, with respect to Borrower on a consolidated basis, all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“ ‘Quick Assets’ is, on any date, Borrower’s consolidated, unrestricted cash and Cash Equivalents, net accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.”

4. Amendment to Availability Amount. The definition of “Availability Amount” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Availability Amount” shall mean:

(A) When all Advances, all Letters of Credits (including Letter of Credit Reserves), all FX Reserves (with respect to all FX Forward Contracts) and all Cash Management Services are equal to or less than Fifteen Million Dollars ($15,000,000), the following provision shall apply:

(i) Fifteen Million Dollars ($15,000,000) minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserve, minus (iii) the FX Reserve, minus (iv) any amounts used for Cash Management Services, and minus (v) the outstanding principal balance of any Advances); and

(B) When all Advances, all Letters of Credits (including Letter of Credit Reserves), all FX Reserves (with respect to all FX Forward Contracts) and all Cash Management Services are greater than Fifteen Million Dollars ($15,000,000), the following provision shall apply and clause (A) above shall no longer be in effect as to any Advances or other credit extensions and is replaced entirely with the following as to all Advances and other credit extensions:

(a) The lesser of (i) the Revolving Line Maximum Amount or (ii) the amount available under the Borrowing Base, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.”

5. Amendment to Revolving Line Maturity Date. The definition of “Revolving Line Maturity Date” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“ ‘Revolving Line Maturity Date’ is August 13, 2011.”

6. General Provisions.

6.1 The agreements set forth in this Amendment are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed (a) to be an amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

6.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

7. Bank Expenses. Borrower agrees to reimburse Bank for all its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment. Bank is authorized to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts maintained with Bank.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		MOTRICITY, INC.

By: Name: Title:	/s/ Jay Wefel Jay Wefel Relationship Manager	By: Name: Title:	/s/ Ryan K. Wuerch Ryan K. Wuerch Chief Executive Officer

[Signature Page to Amendment to Loan and Security Agreement dated as of April 11, 2011]

Consent by Guarantors

Each of the undersigned parties that is a guarantor under its respective Unconditional Guaranty in favor of Silicon Valley Bank with respect to the indebtedness and obligations of Motricity, Inc. hereby consents to the terms and conditions set forth in the foregoing Amendment and hereby expressly acknowledges and agrees that its Guaranty and each of the other loan documents to which it is a party remain in full force and effect.

MOTRICITY (UK) LIMITED

By:	/s/ Ryan K. Wuerch
Name:	Ryan K. Wuerch
Title:	Director

POWER BY HAND, LLC, an Oklahoma limited liability company

By: Motricity, Inc, a Delaware corporation, its sole member

By:	/s/ Ryan K. Wuerch
Name:	Ryan K. Wuerch
Title:	Chief Executive Officer

MOTRICITY CANADA, LTD.

By:	/s/ Ryan K. Wuerch
Name:	Ryan K. Wuerch
Title:	President

GSM INFORMATION NETWORK B.V.

By:	/s/ Ryan K. Wuerch
Name:	Ryan K. Wuerch
Title:	Director